Exhibit 99.1

Roundy’s, Inc. Reports Second Quarter 2013 Financial Results

MILWAUKEE – August 8, 2013 – Roundy’s, Inc. (“Roundy’s”) (NYSE: RNDY), a leading grocer in the Midwest, today reported financial results for the second quarter ended June 29, 2013.

Q2 2013

•	Net sales decreased 1.7% to $980.3 million

•	Net income was $13.5 million, or $0.30 diluted net earnings per common share, compared to $18.9 million, or $0.42 diluted net earnings per common share in the prior year quarter

•	Adjusted EBITDA* was $51.2 million compared to $60.3 million in the same quarter last year

•	Mariano’s added two new stores during the quarter and average weekly net sales per store for all Mariano’s stores for the quarter were slightly over $1 million

Year-to-Date 2013

•	Net sales increased 1.5% to $1,963.8 million

•	Adjusted net income* was $22.1 million, or $0.49 adjusted diluted net earnings per common share*, compared to $29.5 million, or $0.71 adjusted diluted net earnings per common share* in the prior year

•	Adjusted EBITDA* was $95.1 million compared to $109.0 million last year

•	Mariano’s added three new stores and average weekly net sales per store for all Mariano’s stores were slightly over $1 million year-to-date

“During the second quarter, same-store sales results in our core markets did not meet our performance goals. Although the calendar shifts of the Easter and July 4th holidays contributed to the overall weakness in the quarter, our results were primarily affected by the challenging competitive environment, unfavorable spring weather conditions compared to the prior year and a continued soft economic climate in our core markets. The result was a continued price-conscious and cautious consumer,” said Robert Mariano, chairman, president and chief executive officer of Roundy’s.

Mr. Mariano concluded, “Despite the weaker than anticipated performance of our core stores, our Mariano’s banner continues to show strong sales and profitability trends. We continue to expand our store footprint, with eleven Mariano’s stores in the Chicago area and two more locations scheduled to open before year-end. We will continue to invest in the Mariano’s banner and we anticipate five additional store openings in the Chicago area in 2014.”

*	Adjusted Net Income, Adjusted Net Earnings per Common Share and Adjusted EBITDA are non-GAAP financial measures. See the tables herein for important information about these measures and a full reconciliation to the most comparable GAAP measure.

Financial Results for Second Quarter of 2013

Net sales for the second quarter of 2013 were $980.3 million, a decrease of $16.5 million, or 1.7%, from $996.8 million for the second quarter of 2012. The decrease was primarily driven by a 5.8% decrease in same-store sales and the effect of three stores closed during 2013, partially offset by the benefit of new stores. The decline in same-store sales was due to a 6.3% decrease in the number of customer transactions, partially offset by a 0.6% increase in average transaction size. Same-store sales comparisons were negatively impacted by the 2013 Easter and 2013 July 4th holiday shifts and the mix shift to greater generic pharmacy sales. Adjusted for the effect of these calendar shifts and increased generic sales, same-store sales declined 3.9%. In addition, same-store sales were impacted by competitive store openings, wet and cooler weather conditions as well as the soft economic environment that continues to impact customer demand in the Company’s core markets as compared to the prior year period.

Gross profit for the second quarter of 2013 decreased 0.9% to $265.2 million, from $267.7 million in the same period last year. Gross profit as a percentage of net sales was 27.0% for the second quarter of 2013, compared to 26.9% in the same period last year. The increase in gross profit as a percentage of net sales primarily reflects reduced promotional and pricing investments and an increased perishable sales mix, partially offset by increased shrink.

Operating and administrative expenses for the second quarter of 2013 increased to $231.3 million, from $224.0 million in the same period last year. Operating and administrative expenses as a percentage of net sales increased to 23.6% in the second quarter of 2013, from 22.5% in the same period last year, due to increased occupancy and labor costs related to new and replacement stores as well as reduced fixed cost leverage in the Company’s core business resulting from lower sales.

For the second quarter of 2013, net income was $13.5 million, or $0.30 diluted net earnings per common share, compared to net income of $18.9 million, or $0.42 diluted net earnings per common share for the second quarter of 2012.

Adjusted EBITDA for the second quarter of 2013 was $51.2 million, compared to $60.3 million in the second quarter of 2012. The decrease was primarily due to the effect of the factors mentioned above.

The Company paid a dividend of $0.12 per share on all outstanding shares of its common stock during the second quarter. In the third quarter of fiscal 2013, the Company declared a quarterly cash dividend of $0.12 per share of outstanding common stock, which will be paid on August 26, 2013 to stockholders of record as of August 19, 2013.

Year-to-Date Financial Results

Net sales were $1,963.8 million for the twenty-six weeks ended June 29, 2013, an increase of $28.7 million, or 1.5%, from $1,935.1 million for the twenty-six weeks ended June 30, 2012. The increase primarily reflects the benefit of new stores, partially offset by a 2.3% decrease in same-

store sales and the effect of three stores closed during 2013. The decline in same-store sales was due to a 5.1% decrease in the number of customer transactions, partially offset by a 2.9% increase in average transaction size. Same-store sales comparisons were negatively impacted by competitive store openings, the mix shift to greater generic pharmacy sales, wet and cooler weather conditions as well as the soft economic environment that continues to impact customer demand in the Company’s core markets versus the same period last year.

For the twenty-six weeks ended June 29, 2013, net income was $22.1 million, or $0.49 diluted net earnings per common share, compared to net income of $21.2 million and adjusted net income of $29.5 million, or $0.51 diluted net earnings per common share and $0.71 adjusted diluted net earnings per common share for the twenty-six weeks ended June 30, 2012. Adjusted net income for the twenty-six weeks ended June 30, 2012 excluded an $8.4 million after-tax charge, or $0.20 per diluted common share, for the early extinguishment of debt and one-time IPO expenses.

Adjusted EBITDA for the twenty-six weeks ended June 29, 2013 was $95.1 million, compared to $109.0 million in the twenty-six weeks ended June 30, 2012. The decrease was primarily due to the effect of the factors mentioned above.

Net cash flows provided by operating activities for the twenty-six weeks ended June 29, 2013 were $43.4 million, compared to net cash flows provided by operating activities of $32.8 million during the twenty-six weeks ended June 30, 2012. The increase in cash provided by operating activities was due primarily to decreased inventory levels, partially offset by timing of payments for inventory.

Fiscal 2013 Guidance

The Company updated its guidance for fiscal 2013. The following table provides information on the Company’s current estimated 2013 results:

Sales growth	1.5% to 2.0%
Same-store sales growth	(2.75%) to (2.25%)
Adjusted EBITDA	$175 to $180 million
Adjusted EBITDA Margin	4.4% to 4.5%
Interest Expense (1)	$47 to $50 million
Income Tax Rate	40% to 41%
Capital Expenditures	$63 to $68 million
New Store Openings	5
Replacement Store Openings	1
Diluted Net Earnings per Share	$0.77 to $0.83

(1)	Includes non-cash interest of approximately $2.4 million and $1.5 million related to amortization of deferred financing fees and original issue discount, respectively.

Conference Call

The Company will host a conference call and audio webcast today, August 8, 2013 at 4:30 p.m. ET (3:30 p.m. CT) to discuss financial results for the second quarter fiscal 2013. To access the conference call, participants should dial (800) 475-0509; passcode is 5832927. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will be also broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.roundys.com, where it will be archived and accessible through August 22, 2013. A telephone replay will be available through August 22, 2013 by calling (800) 677-9149 to access the playback.

About Roundy’s

Roundy’s is a leading grocer in the Midwest with nearly $4.0 billion in sales and more than 20,000 employees. Founded in Milwaukee in 1872, Roundy’s operates 161 retail grocery stores and 100 pharmacies under the Pick ’n Save, Rainbow, Copps, Metro Market and Mariano’s retail banners in Wisconsin, Minnesota and Illinois. Roundy’s is committed to helping the communities its stores serve through the Roundy’s Foundation. Chartered in 2003, the Roundy’s Foundation mission is to support organizations working to relieve hunger and helping families in crisis due to domestic abuse, neglect and other at-risk situations.

Non-GAAP Financial Measures

This press release presents Adjusted Net Income, Adjusted Net Earnings Per Common Share and Adjusted EBITDA, which are non-GAAP financial measures within the meaning of applicable SEC rules and regulations, as defined under “Consolidated Statements of Comprehensive Income.” For a reconciliation of Adjusted Net Income and Adjusted EBITDA to net income under generally accepted accounting principles and for a discussion of the reasons why the Company believes that these non-GAAP financial measures provide information that is useful to investors see the tables below under “Reconciliation of Non-GAAP Amounts.”

Forward-Looking Statements

This release contains forward-looking statements about the Company’s future performance, which are based on Management’s assumptions and beliefs in light of the information currently available to it. The Company assumes no obligation to update the information contained herein. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements including, but not limited to: competitive practices and pricing in the food industry generally and particularly in the Company’s principal markets; employee relationships and the terms of future collective bargaining agreements; the costs and other effects of legal and administrative cases and proceedings; the nature and extent of continued consolidation in the food industry; changes in the financial markets which may affect the cost of capital and our ability to access capital; supply or quality control problems with vendors; and changes in economic conditions which affect the buying patterns of customers. Additional factors that could cause actual results to differ materially from such statements are discussed in the Company’s periodic reports and filings with the Securities and Exchange Commission.

Contact:

James J. Hyland

Vice President of Investor Relations and Corporate Communications

james.hyland@roundys.com

414-231-5811

Roundy’s, Inc.

Consolidated Statements of Comprehensive Income

(In thousands, except per share data)

(Unaudited)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 30, 2012	June 29, 2013	June 30, 2012	June 29, 2013
Net Sales	$996,842	$980,326	$1,935,087	$1,963,831
Costs and Expenses:
Cost of sales	729,150	715,160	1,410,633	1,436,165
Operating and administrative	224,006	231,338	450,115	467,157
Interest:
Interest expense, net	11,594	11,468	25,660	23,052
Amortization of deferred financing costs	574	574	1,266	1,147
Loss on debt extinguishment	—	—	13,304	—

	965,324	958,540	1,900,978	1,927,521

Income before Income Taxes	31,518	21,786	34,109	36,310
Provision for Income Taxes	12,607	8,314	12,927	14,191

Net Income	$18,911	$13,472	$21,182	$22,119

Net earnings per common share:
Basic	$0.42	$0.30	$0.51	$0.49
Diluted	$0.42	$0.30	$0.51	$0.49
Weighted average number of common shares outstanding:
Basic	44,824	44,962	41,271	44,962
Diluted	44,990	45,214	41,813	45,045
Dividends declared per share	$0.23	$0.12	$0.23	$0.24
Comprehensive Income	$19,581	$14,132	$22,523	$23,438

Reconciliation of Non-GAAP Amounts

Adjusted Net Income and Adjusted Net Earnings Per Common Share

The following is a summary of the calculation of Adjusted Net Income and Adjusted Net Earnings Per Common Share for the thirteen and twenty-six weeks ended June 30, 2012 and June 29, 2013, respectively (in thousands):

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 30, 2012	June 29, 2013	June 30, 2012	June 29, 2013
Net Income	$18,911	$13,472	$21,182	$22,119
Loss on debt extinguishment, net of tax	—	—	8,049	—
One-time IPO expenses, net of tax	—	—	314	—

Adjusted Net Income	$18,911	$13,472	$29,545	$22,119

Net earnings per common share (as reported):
Basic	$0.42	$0.30	$0.51	$0.49
Diluted	$0.42	$0.30	$0.51	$0.49
Adjustments per common share, diluted:
Loss on debt extinguishment, net of tax	$—	$—	$0.19	$—
One-time IPO expenses, net of tax	—	—	0.01	—
Adjusted net earnings per common share:
Basic	$0.42	$0.30	$0.72	$0.49
Diluted	$0.42	$0.30	$0.71	$0.49

The Company presents Adjusted Net Income and Adjusted Net Earnings Per Common Share, non-GAAP measures, to provide investors with a view of operating performance excluding significant and non-recurring items.

Adjusted EBITDA

The following is a summary of the calculation of Adjusted EBITDA for the thirteen and twenty-six weeks ended June 30, 2012 and June 29, 2013, respectively (in thousands):

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 30, 2012	June 29, 2013	June 30, 2012	June 29, 2013
Net Income	$18,911	$13,472	$21,182	$22,119
Interest expense	11,594	11,468	25,660	23,052
Provision for income taxes	12,607	8,314	12,927	14,191
Depreciation and amortization expense	15,676	16,412	32,211	32,810
LIFO charges	500	170	1,250	670
Amortization of deferred financing costs	574	574	1,266	1,147
Non-cash stock compensation expense	419	762	657	1,151
One-time IPO expenses	—	—	519	—
Loss on debt extinguishment	—	—	13,304	—

Adjusted EBITDA	$60,281	$51,172	$108,976	$95,140

The Company presents Adjusted EBITDA, a non-GAAP measure, to provide investors with a supplemental measure of its operating performance. The Company believes that Adjusted EBITDA is a useful performance measure and is used by the Company to facilitate a comparison of its operating performance on a consistent basis from period-to-period and to provide for a more complete understanding of factors and trends affecting the Company’s business than measures under U.S. generally accepted accounting principles (‘‘GAAP’’) can provide alone. The Company’s board of directors and management also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance and for evaluating on a quarterly and annual basis actual results against such expectations, and as a performance evaluation metric in determining achievement of certain compensation programs and plans for employees, including its senior executives.

The Company defines Adjusted EBITDA as earnings before interest expense, provision for income taxes, depreciation and amortization, LIFO charges, amortization of deferred financing costs, non-cash compensation expenses arising from the issuance of stock, costs incurred in connection with the Company’s IPO (or subsequent offerings of Roundy’s common stock), loss on debt extinguishment, certain non-recurring or unusual employee and pension related costs and goodwill impairment charges. Omitting interest, taxes and the other items provides a financial measure that facilitates comparisons of the Company’s results of operations with those of companies having different capital structures. Since the levels of indebtedness, tax structures, and methodologies in calculating LIFO expense that other companies have are different from the Company’s, it omits these amounts to facilitate investors’ ability to make these comparisons. Similarly, the Company omits depreciation and amortization because other companies may employ a greater or lesser amount of owned property, and because in the Company’s experience, whether a store is new or one that is fully or mostly depreciated does not necessarily correlate to the contribution that such store makes to operating performance. The Company believes that investors, analysts and other interested parties consider Adjusted EBITDA an important measure of the Company’s operating performance. Adjusted EBITDA should not be considered as an alternative to net income as a measure of the Company’s performance. Other companies in the Company’s industry may calculate Adjusted EBITDA differently than the Company does, limiting its usefulness as a comparative measure.

Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. The limitations of Adjusted EBITDA include: (i) it does not reflect the Company’s cash expenditures or future requirements for capital expenditures or contractual commitments; (ii) it does not reflect changes in, or cash requirements for, the Company’s working capital needs; (iii) it does not reflect income tax payments the Company may be required to make; and (iv) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

Roundy’s, Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

	December 29, 2012	June 29, 2013
		(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$72,889	$75,817
Notes and accounts receivable, less allowance for losses	33,118	38,316
Merchandise inventories	292,673	294,580
Prepaid expenses	9,706	14,609
Deferred income taxes	5,259	5,259

Total current assets	413,645	428,581

Property and Equipment, net	314,044	304,402
Other Assets:
Other assets—net	46,410	44,133
Goodwill	605,986	605,986

Total other assets	652,396	650,119

Total assets	$1,380,085	$1,383,102

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$240,392	$229,670
Accrued wages and benefits	39,540	37,082
Other accrued expenses	40,594	44,232
Current maturities of long-term debt and capital lease obligations	10,918	11,134
Income taxes	2,292	7,467

Total current liabilities	333,736	329,585

Long-term Debt and Capital Lease Obligations	685,644	679,095
Deferred Income Taxes	59,112	54,304
Other Liabilities	108,327	113,626

Total liabilities	1,186,819	1,176,610

Commitments and Contingencies
Shareholders’ Equity:
Preferred stock (5,000 shares authorized at 12/29/12 and 6/29/13, respectively, $0.01 par value, 0 shares at 12/29/12 and 6/29/13, respectively, issued and outstanding)	—	—
Common stock (150,000 shares authorized, $0.01 par value, 45,654 shares and 46,797 shares at 12/29/12 and 6/29/13, respectively, issued and outstanding)	457	468
Additional paid-in capital	114,120	115,260
Retained earnings	125,649	136,405
Accumulated other comprehensive loss	(46,960)	(45,641)

Total shareholders’ equity	193,266	206,492

Total liabilities and shareholders’ equity	$1,380,085	$1,383,102

Roundy’s, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Twenty-six Weeks Ended
	June 30, 2012	June 29, 2013
Cash Flows From Operating Activities:
Net income	$21,182	$22,119
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization, including deferred financing costs	33,477	33,957
(Gain) loss on sale of property and equipment	(97)	142
LIFO charges	1,250	670
Amortization of debt discount	634	743
Stock-based compensation expense	657	1,151
Loss on debt extinguishment	13,304	—
Deferred income taxes	59	(461)
Changes in operating assets and liabilities:
Notes and accounts receivable	(2,844)	(5,198)
Merchandise inventories	(33,436)	(2,577)
Prepaid expenses	778	(313)
Other assets	35	5
Accounts payable	8,130	(15,312)
Accrued expenses and other liabilities	(11,945)	1,658
Income taxes	1,662	6,803

Net cash flows provided by operating activities	32,846	43,387

Cash Flows From Investing Activities:
Capital expenditures	(16,351)	(22,675)
Proceeds from sale of property and equipment	102	490

Net cash flows used in investing activities	(16,249)	(22,185)

Cash Flows From Financing Activities:
Borrowings on revolving credit facility	9,750	30,000
Payments made on revolving credit facility	(9,750)	(30,000)
Proceeds from long-term borrowings	664,875	—
Payments of debt and capital lease obligations	(787,873)	(7,076)
Dividends paid to common shareholders	(10,309)	(10,869)
Payments of witholding taxes for vesting of restricted stock shares	—	(329)
Issuance of common stock, net of issuance costs	112,540	—
Debt issuance and refinancing fees and related expenses	(18,153)	—

Net cash flows used in financing activities	(38,920)	(18,274)

Net (decrease) increase in Cash and Cash Equivalents	(22,323)	2,928
Cash and Cash Equivalents, Beginning of Period	87,068	72,889

Cash and Cash Equivalents, End of Period	$64,745	$75,817

Supplemental Cash Flow Information:
Cash paid for interest	$30,201	$21,940
Cash paid for income taxes	11,206	7,849